Exhibit 10.2

ENDORSEMENT SPLIT-DOLLAR AGREEMENT

This ENDORSEMENT SPLIT-DOLLAR AGREEMENT (this “Agreement”) is made and entered into effective as of the 9th day of November, 2020 (the “Effective Date”), by and between ServisFirst Bank, an Alabama corporation (the “Bank”), and William M. Foshee, an individual (“Insured”).

RECITALS:

A.       Insured is currently an executive and a highly compensated employee (within the meaning of Section 414(q) (without regard to paragraph (1)(B)(ii) thereof) of the Internal Revenue Code of 1986, as amended (the “Code”)) and/or a highly compensated individual (within the meaning of Code Section 105(h)(5), except that “35 percent” will be substituted for “25 percent” in subparagraph (C) thereto) of the Bank and provides valuable service to the Bank.

B.       Insured is a member of a select group of management or highly compensated employees of the Bank.

C.       The Bank desires to provide Insured with certain death benefits under a life insurance policy purchased and owned by the Bank on the life of Insured.

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NOW, THEREFORE, the parties hereto, for and in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do hereby agree as follows:

1.            Identification of Policy. This Agreement pertains to the life insurance policy (the “Policy”) listed below:

 Policy number: 3010688W

 Policy date: November 9, 2020

 Insurer: Minnesota Life Insurance Company

 Insured: William Foshee

 Owner of Policy: ServisFirst Bank

 Relationship of Bank to Insured: Insured is an Executive of the Bank

2.            Ownership of Policy. The Bank will solely own all of the rights, title, and interest in the Policy and will control all rights of ownership with respect thereto. Subject to its obligations under Section 4 of this Agreement, the Bank, in its sole discretion, may exercise any of its rights of ownership, including, without limitation, to borrow against or withdraw from the cash value of the Policy. In the event coverage under the Policy is increased (subject to Section 8(a) of this Agreement), such increased coverage will be subject to all of the rights, duties, and obligations set forth in this Agreement, provided that any such increase will not affect the amount endorsed under this Agreement to the Insured.

3.            Designation of Beneficiary. Insured may designate one or more beneficiaries (on the Beneficiary Designation Form attached hereto as Exhibit A) to receive the portion of the death proceeds of the Policy payable pursuant hereto upon the death of the Insured subject to any right, title, or interest the Bank may have in such proceeds as provided herein. In the event Insured fails to designate a beneficiary, any benefits payable pursuant hereto will be paid to the estate of Insured. Notwithstanding the foregoing, if the Insurer requires a different form to designate beneficiaries, such form will be used and will control the designation. Furthermore, if the Policy provides for a default designation of a beneficiary other than the estate of Insured, the default designation of the Policy will control.

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4.            Maintenance of Policy. It is the Bank’s intention to maintain a life insurance policy pursuant to its obligations under this Agreement. Accordingly, the Bank will be responsible for making any required premium payments and to take all other actions within the Bank’s reasonable control in order to keep the Policy in full force and effect during such time; provided, however, that the Bank may replace the Policy with a comparable policy so long as Insured’s beneficiaries will be entitled to receive an amount of death proceeds under Section 6 substantially equal to those that the beneficiaries would be entitled to if the original Policy were to remain in effect. If any such replacement is made, all references herein to the “Policy” will thereafter be references to such replacement policy. If the Policy contains any premium waiver provision, any such waived premiums will be considered for the purposes of this Agreement as having been paid by the Bank. The Bank will be under no obligation to set aside, earmark, or otherwise segregate any funds with which to pay its obligations under this Agreement, including, but not limited to, payment of Policy premiums.

(a)             Notwithstanding anything in this Agreement to the contrary, in the event that for any reason the Insurer, or any successor Insurer or substitute or replacement Insurer, denies a claim under the Policy; the Insurer or any successor Insurer or substitute or replacement Insurer fails to pay a claim under the Policy for reasons including but not limited to the bankruptcy, insolvency or other similar proceeding being instituted by or against the Insurer or any successor Insurer or substitute or replacement Insurer; or if no death benefits have been paid under the Policy to Bank (or to the extent of any endorsement agreed to by Bank to the Insured, the Insured’s estate or the Beneficiaries), then no amounts will be due hereunder to Insured, Insured’s estate, or beneficiaries. Insured and beneficiaries hereby, and will in the future, hold Bank harmless from any payment obligation hereunder to the extent an event described above occurs or a claim under the Policy has not been paid for any reason by the Insurer or death benefits have not been paid under the Policy to Bank (or to the extent of any endorsement agreed to by Bank to the Insured, the Insured’s estate, or the beneficiaries) by Insurer.

(b)             It is the intent of the parties that this Agreement provides for a death benefit only and provides Insured with no right to any policy cash value and no retirement or deferred compensation benefits or rights.

(c)             It is the intent of the parties that any of Insured’s rights to payment hereunder will be funded solely from the Policy proceeds, and Bank will have no liability or obligation to Insured in the event of non-payment of Policy death proceeds or default of Insurer for any reason.

5.            Reporting Requirements. The Bank will report on an annual basis to Insured the economic benefit attributable to this Agreement on IRS Form W-2 or its equivalent so that Insured can properly include said amount in his or her taxable income. Insured agrees to accurately report and pay all applicable taxes on such amounts of income reportable hereunder to Insured. Insured acknowledges and understands that no “group term life” or similar income tax exclusion applies to benefits provided hereunder.

6.            Policy Proceeds. Subject to Section 8, upon the death of Insured, the death proceeds of the Policy will be divided in the following manner:

(a)             The Insured’s beneficiary(ies) designated in accordance with Section 3 will be entitled to an amount equal to $1,500,000 from the proceeds of the Policy, such amount being assigned and endorsed to the beneficiary(ies), provided the Insured remains employed by the Bank through the earlier of (i) the Insured’s date of death or (ii) the date that is two (2) years from the Effective Date; notwithstanding the foregoing, if the Insured terminates employment, other than due to death, prior to the date that is two (2) years from the Effective Date but after the date that is one (1) year from the Effective Date, the Insured’s beneficiary(ies) will be entitled to 50% of the foregoing amount.

(b)             Subject to Section 6(c), the Bank will be entitled to all Policy proceeds remaining after payment to the Insured’s beneficiary(ies) under Section 6(a).

(c)             The Bank and Insured will share equally in any interest due on the death proceeds of the Policy on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.

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It is understood by the parties that, in issuing the Policy, the Insurer will have no liability except as set forth in the Policy. Upon the death of the Insured, the Insurer will be discharged from all liability on payment of the proceeds in accordance with the provisions of the Policy. It is understood and intended by the parties that the Insurer may rely on the representations of the Bank in dividing the death proceeds pursuant to this Section 6.

7.            Cash Surrender Value of the Policy; Loans. The Insured will have no interest in, or right to receive, any portion of the cash surrender value of the Policy. The Insured will have no right to make or receive a loan against the Policy. The Bank retains the foregoing ownership rights.

8.            Notice and Consent.

(a)             The Bank intends to insure the life of Insured. The maximum face amount for which Insured may be insured under the Policy is $3,174,195.

(b)             Insured hereby acknowledges and consents to being insured under the Policy and understands that coverage under the Policy may continue after Insured terminates employment.

(c)             The Bank will be a beneficiary of any proceeds payable upon the death of the Insured.

9.            Termination of Agreement.

(a)             This Agreement will terminate immediately upon the first to occur of the following:

    (i)              the payment of the Policy death benefit proceeds in accordance with Section 6 above; or

    (ii)            the termination of the Insured’s employment for any reason, other than death, prior to the first (1st) anniversary of the Effective Date.

(b)             Insured acknowledges and agrees that the termination of this Agreement will terminate any rights of the Insured’s beneficiary(ies) to receive any death proceeds of the Policy under this Agreement, and such termination will be without any liability of any nature to Bank.

10.          Assignment. Insured will not make any assignment of Insured’s interest in or to the death proceeds of the Policy whatsoever without the prior written consent of the Bank (which may be withheld for any reason or no reason in its sole and absolute discretion) and acknowledgment by the Insurer.

11.          Administration.

(a)             This Agreement will be administered by the Board of Directors of the Bank (the “Board”).

(b)             As the administrator, the Board will have the powers, duties, and full discretionary authority to:

   (i)              Construe and interpret the provisions of this Agreement;

   (ii)            Adopt, amend, or revoke rules and regulations for the administration of this Agreement, provided they are not inconsistent with the provisions of this Agreement;

   (iii)           Provide appropriate parties with such returns, reports, descriptions, and statements as may be required by law, within the times prescribed by law and to make them available to the Insured (or the Insured’s beneficiary) when required by law;

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   (iv)           Take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;

   (v)             Withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder; and

   (vi)           Appoint and retain such persons as may be necessary to carry out its duties as administrator.

(c)             The Bank will serve as the named fiduciary with respect to this Agreement. The named fiduciary will be responsible for the management, control, and administration of the Policy's death proceeds. The named fiduciary may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities. If the named fiduciary has a claim that it believes may be covered under the Policy, it will contact the Insurer in order to complete a claim form and determine what other steps need to be taken. The Insurer will evaluate and make a decision as to payment. If the claim is eligible for payment under the Policy, the Insurer will process payment. If the Insurer determines that a claim is not eligible for payment under the Policy, the named fiduciary may, in its sole discretion, contest such claim denial by contacting the Insurer in writing.

12.          Claims Procedures.

(a)             For purposes of these claims procedures, the Board (or such other entity, committee, or persons as designated by the Board) will serve as the “Claims Administrator.”

(b)             If any Insured or beneficiary of the Insured should have a claim for benefits hereunder he or she shall file such claim by notifying the Claims Administrator in writing. The Claims Administrator shall make all determinations as to the right of any person or persons to a benefit hereunder. Benefit claims may be filed by the Insured, his beneficiary or beneficiaries or a duly authorized representative thereof (the “Claimant). If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the Claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension will not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Claims Administrator. Written notice of any extension of time will be delivered or mailed to the Claimant within ninety (90) days after receipt of the claim and will include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the final decision. The notice of adverse benefit determination will (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the Claimant to perfect the claim and explain why such information is necessary; (iv) indicate the steps to be taken by the Claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the Claimant’s right to bring a civil action under Section 502(a) ERISA in the event of an adverse determination on review.

(c)             If a claim is denied and a review is desired, the Claimant must notify the Claims Administrator in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the Claimant may submit any written comments, documents, records, and other information relating to the claim. The Claimant will, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. The Claims Administrator shall review the claim taking into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefit determination. The Claims Administrator shall provide the Claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof will (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all do records and other information relevant to the Claimant’s claim for benefits; and (iv) inform the Claimant of the right to bring a civil action under Section 502(a) of ERISA.

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(d)             The foregoing claims procedures will be administered in accordance with Department of Labor Regulation Section 2560.503-1, as amended from time to time, and will not be construed to provide, and will not provide, the Claimant with rights greater than those provided for under the regulation. No legal action may be commenced or maintained against the Bank, the Board, any member of the Board or the Claims Administrator until the Claimant has exhausted the administrative remedies set forth in this Section 11.

13.          Confidentiality. Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and will forever remain confidential, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors, unless required to do so by a court of competent jurisdiction.

14.          Other Agreements. The benefits provided for herein for Insured are supplemental life insurance benefits and will not be deemed to modify, affect, or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Insured in any manner whatsoever. No provision contained in this Agreement will in any way affect, restrict or limit any existing employment agreement between the Bank and Insured, nor will any provision or condition contained in this Agreement create specific rights of Insured or limit the right of the Bank to terminate Insured’s employment with or without cause. Except as otherwise provided therein, nothing contained in this Agreement will affect the right of Insured to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure whether now or hereinafter existing.

15.          Withholding. Notwithstanding any of the provisions hereof, the Bank may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state, or other law, and transmit such withheld amounts to the applicable taxing authority.

16.          Miscellaneous Provisions.

(a)             Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart will be deemed to be an original, and all such counterparts will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)             Survival. The provisions of Sections 12 and 14 of this Agreement will survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.

(c)             Construction. As used in this Agreement, the neuter gender will include the masculine and the feminine, the masculine and feminine genders will be interchangeable among themselves and each with the neuter, the singular numbers will include the plural, and the plural the singular. The term “person” will include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities, and associations. The terms “including,” “included,” “such as,” and terms of similar import will not imply the exclusion of other items not specifically enumerated.

(d)             Severability. If any provision of this Agreement or the application thereof to any person or circumstance will be held to be invalid, illegal, unenforceable, or inconsistent with any present or future law, ruling, rule, or regulation of any court, governmental, or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision will be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent will not be affected thereby and will be enforced to the greatest extent permitted by law.

(e)             Governing Law. This Agreement is made in the State of Alabama and will be governed in all respects and construed in accordance with the laws of the State of Alabama, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

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(f)             Binding Effect. This Agreement is binding upon the parties, their respective successors, permitted assigns, heirs, and legal representatives. Without limiting the foregoing, the terms of this Agreement will be binding upon Insured’s estate, administrators, personal representatives, and heirs. Without limiting the foregoing, the terms of this Agreement will be binding on any successors or assigns of the Bank by merger, stock purchase, or otherwise. This Agreement may be assigned by Bank to any party to which Bank assigns or transfers the Policy, provided that any such assignee or transferee will be subject to the obligations under this Agreement. This Agreement has been approved by the Bank’s Board, and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.

(g)             No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement will create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Insured, Insured’s designated beneficiary or any other person, except as required by law.

(h)             Assignment of Rights. None of the payments provided for by this Agreement will be subject to seizure for payment of any debts or judgments against the Insured or any beneficiary; nor will the Insured or any beneficiary have any right to transfer, modify, anticipate, or encumber any rights or benefits hereunder, except as provided under this Agreement; provided, however, that the undistributed portion of any benefit payable hereunder will at all times be subject to set-off for debts owed by Insured to Bank to the extent permitted by law.

(i)              Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, agreements, and understandings, whether oral or written, relating to the subject matter hereof. However, if any provision of this Agreement conflicts with the terms of the Policy, the terms of the Policy will govern but will not in any case increase the obligations of the Bank beyond the terms of this Agreement.

(j)              Notice. Any notice to be delivered under this Agreement will be given in writing and delivered by hand, or by first class, certified, or registered mail, postage prepaid, addressed to the Bank or the Insured, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	ServisFirst Bank
2500 Woodcrest Place
Birmingham, Alabama 35209

Insured:	William M. Foshee
5120 Stratford Road
Birmingham, Alabama 35242

(k)             Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right.

(l)              Headings. Headings in this Agreement are for convenience only and will not be used to interpret or construe its provisions.

(m)           Amendment. No amendments or additions to this Agreement will be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement will be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, the Bank may amend, modify, or terminate this Agreement (and may do so retroactively) without the consent and or approval of the Insured or any beneficiary of the Insured if such amendment, modification, or termination is necessary to ensure compliance with Code Section 409A, or in order to avoid the application of any penalties that may be imposed upon the Insured and any beneficiary of the Insured pursuant to the provisions of Code Section 409A, provided that the foregoing does not obligate the Bank to make any amendments or modifications or to terminate this Agreement.

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(n)             Purpose. The primary purpose of this Agreement is to provide certain death benefits to the Insured as a member of a select group of management or highly compensated employees of the Bank.

(o)             409A. This Agreement is intended to be exempt from the provisions of Code Section 409A and the rules and regulations promulgated thereunder. However, the Bank does not warrant to Insured that all amounts payable under this Agreement will be exempt from, or paid in compliance with, Code Section 409A. Executive understands and agrees that he bears the entire risk of any adverse federal, state, or local tax consequences and penalty taxes that may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A of the Code or comparable provisions of any applicable state or local income tax laws.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year set forth above.

SERVISFIRST BANK /s/ Thomas A. Broughton, III By: Thomas A. Broughton, III Chairman, President, and Chief Executive Officer
INSURED: /s/ William M. Foshee

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EXHIBIT A

BENEFICIARY DESIGNATION FORM

ENDORSEMENT SPLIT-DOLLAR AGREEMENT

Pursuant to Section 3 of the Endorsement Split-Dollar Agreement (the “Agreement”), I, ______________, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due upon my death. This designation will replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es), Date(s) of Birth, Social Security Number(s), Relationship, and Percentage(s) of Primary Beneficiary(ies):

Full Name(s), Address(es), Date(s) of Birth, Social Security Number(s), Relationship, and Percentage(s) of Contingent Beneficiary(ies):

If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary(ies) designated above will receive any benefits due upon your death. In the event you have no designated beneficiary(ies) upon your death, any benefits due will be paid to your estate or as otherwise provided in the life insurance policy contract. In the event that you are naming a beneficiary that is not a person, provide pertinent information regarding the designation including the full legal name of such beneficiary. This beneficiary designation will revoke any prior beneficiary designation.

Date:
_________

ACCEPTED:	SERVISFIRST BANK

Date:

Its:

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